EXHIBIT 99.1
May 23, 2023
NEWS FOR IMMEDIATE RELEASE
CONTACT: ALTON LEWIS, CEO AND ERIC DOSCH, CFO
985.375.0350 / 985.375.0308

FIRST GUARANTY BANCSHARES, INC. ANNOUNCES PRIVATE PLACEMENT

HAMMOND, LOUISIANA, May 23, 2023 – First Guaranty Bancshares, Inc. (“First Guaranty”) (NASDAQ: FGBI), the holding company for First Guaranty Bank, announced today that it has completed a private placement offering of $10 million through the sale of 714,286 shares of common stock at $14 per share. This was accomplished by the unanimous participation of its Board of Directors and the Board of Directors of First Guaranty Bank, along with certain accredited investors within the banking organization.

Commenting on the capital raise, Marshall T. Reynolds, Chairman of the Board of Directors of First Guaranty said, “We have been frustrated by the unfair beating our stock has taken in recent months, and the completion of the offering with the 100% participation of Directors shows our belief in our Bank, which has been in operation since 1934.”

“We are pleased with the interest our Boards of Directors have in contributing to the overall growth of the bank. The momentum grows as we make progress toward our goals of enhancing shareholder value and building a fortress balance sheet for First Guaranty Bancshares, Inc.,” said First Guaranty President and Chief Executive Officer, Alton B. Lewis.

First Guaranty expects to use the proceeds from the capital raise for general corporate purposes, including to support continued growth and to enhance regulatory capital ratios.

About First Guaranty Bancshares, Inc.

First Guaranty Bancshares, Inc. (NASDAQ: FGBI) is a financial holding company with total assets of $3.2 billion as of March 31, 2023 that conducts business primarily through its principal subsidiary, First Guaranty Bank. First Guaranty Bank is a Louisiana state-chartered bank.

Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-six locations throughout Louisiana, Texas, Kentucky, and West Virginia. The Company’s common stock trades on the NASDAQ under the symbol FGBI. For more information, visit www.fgb.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact which represent our current judgement about possible future events. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or otherwise revise any forward-looking statements.